Item 30. Exhibit (h) i. i. 2. i.

[MassMutual logo appears here]

June 26, 2014

Janus Distributors, Inc.

151 Detroit Street

Denver, Colorado 80206

Attention: Heidi W. Harding, General Counsel and Senior Vice President

Re: Notice Letter for Re-direction of Payment of 12b-1 Fees on Service Shares of Janus Aspen Series

Ladies and Gentlemen:

This letter is effective as of April 1, 2014 and supersedes the notice letter for Re-direction of Payments of 12b-1 Fees dated October 12, 2009.

1.	Participation Agreement: Massachusetts Mutual Life Insurance Company ("Company") entered into a participation agreement dated March 14, 2002, as amended, with Janus Aspen Series, with respect to the purchase of a class of shares designated "Service Shares" of one or more series of the Trust (each a "Portfolio") by certain separate accounts of the Company.

2.	Distribution and Shareholder Services Agreement: Janus Distributors, Inc. ("Distributor") and Company have further entered into a Distribution and Shareholder Services Agreement effective as of March 14, 2002 (the "Services Agreement") whereby the Company provides certain distribution and shareholder services to owners ("Contract Owners") of variable life insurance policies or variable annuity contracts in connection with their allocation of account values in the Service Shares of the Portfolios.

3.	12b-1 Compensation: The Company and the Distributor have come to an agreement with respect to compensation to be paid in the form of 12b-1 fees for the distribution and shareholder services provided to Contract Owners, such agreement being documented in the Service Agreement.

4.	Principal Underwriters: The Company's affiliates, MML Investors Services, LLC ("MMLIS") and MML Strategic Distributors, LLC ("MSD"), serve as principal underwriters for the Company assisting in providing distribution and shareholder services.

5.	12b-1 Fee Payment Instructions: To assist the Company, MMLIS, and MSD with respect to internal administrative processes, effective as of April 1, 2014, Distributor is instructed to

MassMutual Financial Group is a marketing name for Massachusetts Mutual Life Insurance Company (MassMutual) and its affiliated companies and sales representatives.

[page break]

direct all future 12b-l fees to the Company's affiliate, MSD, on behalf of MMLIS, MSD and the Company. Such payments should be made as follows:

By check to:	By wire to:
MML Strategic Distributors, LLC P.O. Box 8089 Boston, MA 02266-8089 Attn.: MMLIS Finance	Bank: Bank of America ABA#: [____] Account Name: MML Strategic Distributors, LLC Account Number: [____]
By Automated Clearing House: Bank: Bank of America ABA#: [____] Account Name: MML Strategic Distributors, LLC Account Number: [____]

Whether sending a check, wire, or electronic funds transfer, the Fund and/or the Distributor shall provide information that will enable MSD to properly account for the funds (i.e., company name, fund, CUSIP, period covered, average net assets, etc.).

Please sign the acknowledgment on both copies of this payment instruction letter. Retain one signed copy of the letter for your records and return one signed copy to the attention of Mr. Joseph Olesky, Director USIG Sales and Distribution, 1295 State Street, Springfield, MA 01111-0001. If you have any questions with respect to these re-direct instructions or need any additional information, please contact me at 413-744-3101 or at JOlesky@massmutual.com.

Very truly yours,

/s/ Joseph Olesky
Joseph Olesky Director, USIG Sales and Distribution
Receipt Acknowledged:
JANUS DISTRIBUTORS, INC.
By:	/s/ Russell P. Shipman

Russell P. Shipman
Print Name
Title:	Sup & Managing Director

Date:	7 /10/2014

MassMutual Financial Group is a marketing name for Massachusetts Mutual Life Insurance Company (MassMutual) and its affiliated companies and sales representatives.